Exhibit 10.49
MERGER OF THE
NATCO GROUP
PROFIT SHARING AND SAVINGS PLAN
WITH AND INTO THE
CAMERON INTERNATIONAL CORPORATION
RETIREMENT SAVINGS PLAN

WHEREAS, Cameron International Corporation  (the “Company”) sponsors the Cameron International Corporation Retirement Savings Plan (the “Cameron Plan”) and the NATCO Group Profit Sharing and Savings Plan (the “NATCO Plan”); and

WHEREAS, the Company desires that the NATCO Plan be merged with and into the Cameron Plan, effective as of March 17, 2010;

NOW, THEREFORE, effective as of March 17, 2010 (the “Plan Merger Date”), in consideration of the foregoing and notwithstanding any provisions of the NATCO Plan and the Cameron  Plan to the contrary, the NATCO Plan shall be merged with and into the Cameron Plan as follows:

1.           The NATCO Plan is hereby amended, restated, and merged with and into the Cameron Plan, with the result that the provisions of the Cameron Plan, as modified herein, replace in their entirety the provisions of the NATCO Plan. Any provisions of the Cameron Plan required to have an earlier effective date by applicable statute and/or regulation shall be effective as of the required effective date in such statute and/or regulation and shall apply, as of such required effective date, to the NATCO Plan as if included therein.

2.           Each Participant of the NATCO Plan as of the Plan Merger Date (“NATCO Participant”), shall become a Member of the Cameron Plan as of such date if such NATCO Participant is not already a Member of the Cameron Plan as of such date.

3.           The trustee of the NATCO Plan shall be directed to transfer the assets of the NATCO Plan to the trustee of the Cameron Plan as soon as administratively feasible after the Plan Merger Date.  All assets shall be transferred in cash, except that any Cameron International Corporation common stock held under the NATCO Plan and any outstanding loans from the NATCO Plan to NATCO Participants shall be transferred in kind.  In order to ensure an orderly transition with respect to the transferred assets of the NATCO Plan, the Plan Administrator may, in its discretion, temporarily prohibit or restrict withdrawals, loans, execution of, change to, or revocation of a compensation deferral election, change of investment designation of plan account balances, or transfer of amounts in accounts from one investment fund to another investment fund, or other activity as the Plan Administrator deems appropriate; provided that any such temporary cessation or restriction of such activity shall be in compliance with applicable law.  In anticipation of the transfer of assets, prior to the Plan Merger Date, any amounts invested under the NATCO Plan through the Schwab Personal Choice Retirement Accounts shall be liquidated and invested in the JP Morgan Stable Value Fund under the NATCO Plan.  Such amounts shall then be transferred to the trustee of the Cameron Plan in cash at the same time and in the same manner as the other assets of the NATCO Plan that are being transferred in cash.  Upon receipt by the trustee of the Cameron Plan of the assets of the NATCO Plan, the transferred amounts, other than any assets transferred in kind, shall be temporarily invested in a short-term money market fund under the Cameron Plan.  As soon as administratively feasible following the transfer, such amounts shall then be reinvested in accordance with the respective investment designations of each NATCO Participant under the Cameron Plan as in effect as of the date such reinvestment is made; provided, however, that such amounts attributable to accounts of NATCO Participants who do not have an investment designation in effect under the Cameron Plan as of the date of such reinvestment shall be reinvested in funds available under the Cameron Plan (other than the Company Stock Fund) in accordance with the percentages that are then applicable under the Medium-term Asset Allocation Model under the Cameron Plan.  Transferred amounts shall remain invested as described in the preceding sentence until the NATCO Participants make new investment designations with respect to such amounts in accordance with the provisions of the Cameron Plan as in effect on the date of such investment designations.

4.           Amounts credited to NATCO Participants’ accounts under the NATCO Plan shall be credited to corresponding accounts under the Cameron Plan as follows:

(i)	Amounts, if any, credited to a NATCO Participant’s “Before-Tax Account” under the NATCO Plan shall be credited to such participant’s “Basic Account” under the Cameron Plan;

(ii)	Amounts, if any, credited to a NATCO Participant’s “Employer Matching Account” under the NATCO Plan shall be credited to such participant’s “Matching Account” under the Cameron Plan;

(iii)	Amounts, if any, credited to a NATCO Participant’s “Employer Discretionary Account” under the NATCO Plan shall be credited to such participant’s “Rollover/Transfer Account” under the Cameron Plan;

(iv)	Amounts, if any, credited to a NATCO Participant’s “Employer Contribution Account” under the NATCO Plan shall be credited to such participant’s “Profit Sharing Account” under the Cameron Plan;

(v)	Amounts, if any, credited to a NATCO Participant’s “Rollover Contribution Account” under the NATCO Plan shall be credited to such participant’s “Rollover/Transfer Account” under the Cameron Plan;

(vi)	Amounts, if any, credited to a NATCO Participant’s “After-Tax Account” under the NATCO Plan shall be credited to such participant’s “Supplemental Account” under the Cameron Plan.

Subaccounts shall be created under the respective Cameron Plan accounts for the transferred amounts and earnings thereon (the “Grandfathered Subaccounts”) in order to preserve optional forms of benefit and rights in accordance with Paragraph 8.

5.           For purposes of determining the Vesting Service under the Cameron Plan of a NATCO Participant, (a) such NATCO Participant shall be credited with Vesting Service as of the Plan Merger Date with all Years of Service, if any, credited to him for vesting purposes under the NATCO Plan as of December 31, 2009, (b) for the period beginning January 1, 2010 and ending on December 31, 2010 (the “Computation Period”), such NATCO Participant shall receive credit equal to the greater of (i) the Period of Service that would be credited under the Cameron Plan for vesting purposes for such employee’s service during the Computation Period and (ii) the service taken into account for the 2010 Plan Year as of the Plan Merger Date under the method provided in the NATCO Plan for computing Years of Service for vesting purposes, and (c) for the period from and after January 1, 2011, such NATCO Participant shall receive credit based solely upon the provisions of the Cameron Plan for crediting Vesting Service.

6.           For purposes of determining the Participation Service under the Cameron Plan of a NATCO Participant who is a Part Time Employee or a Temporary Employee, a NATCO Participant will be credited with the number of one-year Periods of Service with which he was credited under the NATCO Plan as of the Plan Merger Date.  In addition, for any fractional year of service credited to him under the NATCO Plan as of the Plan Merger Date, a NATCO Participant will be credited with, in the computation period which includes the Plan Merger Date, 45 Hours of Service for each week or partial week of such fractional year of service.

7.           Immediately after the merger and transfer of assets described in Paragraphs 1 and 3 above, each NATCO Participant who becomes or continues to be a Member of the Cameron Plan shall, in the event the Cameron Plan is then terminated, be entitled to a benefit which is equal to or greater than the benefit to which such participant would have been entitled under the NATCO Plan and, if applicable, the Cameron Plan immediately prior to such transfer if the NATCO Plan and, if applicable, the Cameron Plan had then been terminated.  The provisions of the preceding sentence shall be construed under applicable federal regulations pursuant to Section 208 of the Employee Retirement Income Security Act of 1974, as amended, and Section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.           With respect to the Grandfathered Subaccounts of NATCO Participants, the Cameron Plan shall preserve all optional forms of benefit and rights required to be preserved pursuant to Section 411(d)(6) of the Code, and any Treasury regulations issued thereunder, as amended from time to time, including, but not limited to, the optional forms of benefit and rights described on Appendix A hereto.

9.           The loan procedures available to Members under Article IX of the Cameron Plan, shall be applicable to a NATCO Participant’s vested interest in his Separate Accounts under the Cameron Plan; provided, however, that any loan made to a NATCO Participant under the NATCO Plan before the Plan Merger Date shall be administered by the Plan Administrator in accordance with Article XII of the NATCO Plan and the loan policy adopted pursuant thereto.

11.           The beneficiary designations of each NATCO Participant in effect under the NATCO Plan on the Plan Merger Date shall remain in effect under the Cameron Plan unless and until such participant executes a new beneficiary designation in accordance with the provisions of the Cameron Plan; provided, however, that all account balances in the Cameron Plan from and after the Plan Merger Date (including amounts transferred from the NATCO Plan) shall be subject to any beneficiary designation executed under the Cameron Plan by a NATCO Participant who was also a Member of the Cameron Plan prior to the Plan Merger Date, regardless of whether such beneficiary designation was executed before the Plan Merger Date, unless and until such time as such NATCO Participant executes a new beneficiary designation form under the Cameron Plan; and provided further, however, that if the preceding proviso applies to a NATCO Participant, any beneficiary designation executed by such participant under the NATCO Plan prior to the Plan Merger Date shall become null and void as of the Plan Merger Date.

12.           To the extent any forfeitures of Employer Contributions under the NATCO Plan exist as of the Plan Merger Date, such forfeitures shall be applied to offset Employer contribution obligations for NATCO Participants under the Cameron Plan.

13.           Each capitalized term used in this instrument shall have the meaning ascribed to such term under the NATCO Plan or the Cameron Plan, as applicable, unless otherwise defined herein.

14.           Except to the extent required under applicable law, the benefits and rights of any NATCO Participant who terminates employment prior to the Plan Merger Date shall be governed by the terms and provisions of the NATCO Plan as in effect on the date of such termination of employment.

15.           As to affected individuals, the Cameron Plan is hereby amended to reflect and incorporate the provisions of this instrument.  Any provision of the NATCO Plan or the Cameron Plan which is inconsistent with any provision of this instrument shall be considered to be and hereby is amended by this instrument.

EXECUTED this 4th day of March, 2010, effective for all purposes as provided above.

CAMERON INTERNATIONAL CORPORATION

By:____________/s/________________________________
Name: ________Joseph H. Mongrain____________________
Title:   ________Vice President, Human Resources__________

APPENDIX A
to
MERGER OF THE
NATCO GROUP
PROFIT SHARING AND SAVINGS PLAN
WITH AND INTO THE
CAMERON INTERNATIONAL CORPORATION
RETIREMENT SAVINGS PLAN

This Appendix A shall apply to the Grandfathered Subaccounts of NATCO Participants in lieu of certain otherwise applicable provisions of the Cameron Plan.  To the extent the provisions of this Appendix A conflict with other provisions of the Cameron Plan, this Appendix A shall control with respect to the Grandfathered Subaccounts of NATCO Participants.

1.           Rollover/Transfer Account Withdrawals.  In addition to the withdrawal rights contained in Article VIII of the Cameron Plan, a NATCO Participant may withdraw at any time all or any part of the portion of his Grandfathered Subaccount under his Rollover/Transfer Account under the Cameron Plan that is attributable to amounts transferred from his Rollover Account under the NATCO Plan and earnings thereon.  However, notwithstanding anything to the contrary in the Cameron Plan, a NATCO Participant may withdraw the portion of his Grandfathered Subaccount under his Roller/Transfer Account under the Cameron Plan that is attributable to amounts transferred from his Employer Discretionary Account under the NATCO Plan, and earnings thereon, only pursuant to Section 8.2 of the Cameron Plan (Withdrawals After Age 59½) and may not withdraw such portion of his Grandfathered Subaccount pursuant to Section 8.1 of the Cameron Plan (Withdrawals Prior to Age 59½).

2.           Vesting of Profit Sharing Account.  Notwithstanding anything to the contrary in the Cameron Plan, a NATCO Participant shall have a vested interest in his Grandfathered Subaccount under his Profit Sharing Account under the Cameron Plan in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 2 years	0%
2 years	50%
3 years or more	100%